EXHIBIT 99.1

Date May 20, 2008, Immediate Release

Press Release

SOURCE: Uni-Pixel, Inc.

Ross Young Joins UniPixel’s Board of Directors

Internationally recognized display industry executive analyst, speaker, and expert has joined UniPixel Displays as its newest Board Member

The Woodlands, TX (May 20, 2008) — Uni-Pixel, Inc. (OTCBB: UNXL), the developer of color display technology called Time Multiplexed Optical Shutter (“TMOS”), today announced that display industry expert Ross Young has joined UniPixel’s Board of Directors.

Mr. Young founded DisplaySearch, the leading provider of market intelligence on displays and related technology, in 1996 and is credited with building the firm to what it is today. He has made multiple appearances on television, including NBC’s The Today Show as a display industry expert, and has been an invited speaker at over 30 different conferences worldwide. Mr. Young received The NPD Group’s prestigious John Byington Award for outstanding creativity and innovation in November 2006, was appointed to the Board of Directors at Westar Display Technologies in February 2005, and was named to the VLSI Research Executive All-Star Team in 1994. Prior to founding DisplaySearch in 1996, he served in senior marketing positions at OWL Displays, Brooks Automation, Fusion Semiconductor and GCA in the driver IC, flat panel automation, etch and strip and lithography markets. He is also a published author, having written a book on U.S. - Japanese competition titled Silicon Sumo: U.S.-Japan Competition and Industrial Policy in the Semiconductor Equipment Industry.

Mr. Reed Killion, UniPixel’s President and CEO stated, “As one of the display industry’s most prominent experts, Ross brings a wealth of knowledge and insight to his role on UniPixel’s Board of Directors.  I am exceptionally pleased and honored to have him join our Board. Ross brings a level of industry knowledge and expertise that is unparalleled in the display industry. With over fourteen years in this rapidly growing market segment culminating in the founding, growth and sale of DisplaySearch as its CEO, Ross adds a tremendous amount of value to our team.  He has a very strong analytical and operational background that he has used to evaluate and serve the flat panel display supply chain consisting of equipment manufacturers, materials suppliers, panel suppliers, OEMs, brands, retailers and the financial community.  Ross will be a valuable addition to an already extremely strong UniPixel Board.”

Mr. Young stated, “I am pleased to join the impressive UniPixel Board as the company nears the commercialization of its innovative TMOS technology. UniPixel is bringing its unique display technology to market at dramatically lower development costs than other display technologies and offers the potential for significant cost reduction opportunities while improving picture quality. I am delighted to help the company accelerate its commercialization efforts with top-tier display manufacturers.”

About Uni-Pixel, Inc.

Uni-Pixel, Inc. is a development stage corporation that has developed, patented, and is working to commercialize a new color display technology it calls Time Multiplexed Optical Shutter (“TMOS”), which can be used for a wide variety of applications, ranging from cell phones and industrial displays to televisions and large digital signage systems.  UniPixel’s TMOS technology offers significant advantages over existing alternatives including lower cost to produce, superior brightness, improved picture quality, lower power consumption and a broad range of design flexibility. UniPixel licenses its TMOS technology to manufacturing partners and intends to supply its Opcuity™ thin films to those manufacturers.   The Company’s corporate headquarters are located in The Woodlands, TX. For further information, please see http://www.unipixel.com.

DISCLAIMER

All statements in this news release that are not based on historical fact are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 and the provisions of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. While management has based any forward-looking statements contained herein on its current expectations, the information on which such expectations were based may change. These forward-looking statements rely on a number of assumptions concerning future events and are subject to a number of risks, uncertainties, and other factors, many of which are outside of our control, that could cause actual results to materially differ from such statements. Such risks, uncertainties, and other factors include, but are not necessarily limited to, those set forth under Item 1 “Risk Factors” in the Company’s Annual Report on Form 10-KSB for the year ended December 31, 2007. We operate in a highly competitive and rapidly changing environment, thus new or unforeseen risks may arise. Accordingly, investors should not place any reliance on forward-looking statements as a prediction of actual results. We disclaim any intention to, and undertake no obligation to, update or revise any forward-looking statements. Readers are also urged to carefully review and consider the other various disclosures in the Company’s Annual Report on Form 10-KSB for the year ended December 31, 2007, as well as other public filings with the SEC since such date.

For further information contact:

Uni-Pixel, Inc. Investor Relations:

James Tassone, CFO

Phone: 281-825-4503

Email: jtassone@unipixel.com

Uni-Pixel Inc. Public Relations:

Stacey Voorhees

Public Relations Consultant

Phone: 925-336-9592

E-mail: stacey@savvypublicrelations.net